Item 9.01 (d)
Exhibits 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:
December 23, 2008	News Media
	Eric Grant	(202) 624-6091

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Washington Gas Chairman and CEO
James DeGraffenreidt, Jr., Announces Plans to Step Down Next Fall
President and COO Terry McCallister Named Successor
James H. DeGraffenreidt, Jr., chairman of the board and CEO of WGL Holdings, Inc. and Washington Gas Light Co. (Washington Gas) announced today that he will step down from his current positions effective October 1, 2009.
In making the announcement, DeGraffenreidt stated that, given last year’s record financial success, achievement of excellent safety and other operational results, and the systematic development of a strong management team, this is an opportune time for him to begin to consider other opportunities.
Commenting further, DeGraffenreidt said, “WGL Holdings and Washington Gas are great corporate institutions that have planned for, and sustained success, over a history that spans 160 years. I am proud that by working together with employees and other stakeholders we have accomplished so much during my twenty-year tenure.”
DeGraffenreidt announced that the WGL Holdings and Washington Gas boards of directors nominated current President and Chief Operating Officer Terry McCallister to serve on each of the two company’s boards. Shareholders will vote on his nomination at the annual meetings in March 2009.
“I am pleased that the boards share my confidence in Terry McCallister and plan for him to lead the companies as chairman and chief executive officer on October 1, 2009, when I step down,” DeGraffenreidt stated. “Our emphasis on succession planning and leadership development over the last decade has produced a high performance leadership team capable of sustaining success for many years to come,” he continued.
WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com

DeGraffenreidt has been committed to industry leadership as well as community service throughout his career. He is president of the Maryland State Board of Education and serves on the boards of Harbor Bankshares Corporation, Federal City Council, Maryland Science Center, The Walters Art Museum and the Massachusetts Mutual Life Insurance Company. He is the immediate past co-chairman of the Alliance to Save Energy and the immediate past chairman of the American Gas Association.
DeGraffenreidt received the degrees of Juris Doctor and Master of Business Administration from Columbia University in 1978 and a Bachelor of Arts degree from Yale College in 1974.
McCallister joined Washington Gas in April 2000 as vice president of operations. In that position, he was responsible for field operations, facilities support services, and construction and technical support. He was elected president and chief operating officer in October 2001.
McCallister came to Washington Gas from Southern Natural Gas Company, where he served as vice president of operations and environmental, health and safety. Previously, he worked for Atlantic Richfield Company (ARCO). At ARCO, he held various positions including vice president and director of operations, engineering, and environmental, health and safety.
McCallister is active in the natural gas industry and the community. He serves on the Leadership Council of the American Gas Association and is vice chairman of the board of the Southern Gas Association. He is a member of the Society of Petroleum Engineers and is a member of the Board of Directors of the Gas Technology Institute, the Boys and Girls Clubs of Greater Washington, the Greater Washington Board of Trade, the Virginia Chamber of Commerce, Northern Virginia Family Services, the National Symphony Orchestra, and the INOVA Health System Foundation.
A graduate of University of Missouri-Rolla, McCallister received a Bachelor of Science in Engineering Management and is a graduate of the Darden Business School Executive Program.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our Web site, wglholdings.com.
WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com